Redfin First-Quarter 2018 Revenue up 33% Year-over-Year to $79.9 Million

SEATTLE - May 10, 2018 - Redfin Corporation (NASDAQ: RDFN), the technology-powered residential real estate brokerage, today announced financial results for the first quarter ended March 31, 2018. All financial measures, unless otherwise noted, are presented on a GAAP basis and include stock-based compensation as well as depreciation and amortization expenses.

Revenue increased 33% year-over-year to $79.9 million during the first quarter, including $3.1 million from Redfin Now(1). Gross profit was $5.7 million, a decrease of 11% from $6.4 million in the first quarter of 2017. Gross margin was 7%, compared to 11% in the first quarter of 2017. Real estate gross profit was $6.8 million, a decrease of 6% from $7.2 million in the first quarter of 2017. Real estate gross margin was 9%, compared to 12% in the first quarter of 2017. Operating expenses were $42.9 million, an increase of 24% from $34.5 million in the first quarter of 2017. Operating expenses were 54% of revenue, down from 58% in the first quarter of 2017.

Net loss was $36.4 million, compared to net loss of $28.1 million in the first quarter of 2017. Stock-based compensation was $4.2 million, up from $2.7 million in the first quarter of 2017. Depreciation and amortization was $2.0 million, up from $1.9 million in the first quarter of 2017.

GAAP net loss per diluted share reflects accretion expense for changes in the fair value of our redeemable convertible preferred stock, which was outstanding prior to its conversion to common stock following our initial public offering ("IPO"). GAAP net loss per diluted share of common stock was $0.44, compared to GAAP net loss per diluted share of common stock of $3.58 in the first quarter of 2017. Adjusted net loss per diluted share(2), which excludes accretion expense for changes in the fair value of our redeemable convertible preferred stock and assumes its conversion to common stock in connection with our IPO as of the first day of the reported period, was $0.40 in the first quarter of 2017. As a result of the conversion of our redeemable convertible preferred stock in connection with our IPO, there was no accretion expense in the first quarter of 2018.

“In the first quarter of 2018, Redfin maintained the elevated market-share growth we saw last quarter, with revenue above our guidance range, and net income near the top of our guidance range," said Redfin CEO Glenn Kelman. "What drove that growth is the power of our 1% pricing for listing a home. Being able to sell homes for more money at a lower fee is a major competitive advantage, and it’s easy for consumers to understand. In the first quarter, we advertised it more broadly than ever before. If this formula of low fees, happy customers and increased advertising keeps working, the result will be not just more Redfin listings, but a better online marketplace. Several new businesses also had strong sales, which we believe can develop into major sources of growth for us not just over the next few years, but for the next decade.”

Highlights

•
Reached market share of .73% of U.S. existing home sales by value in the first quarter of 2018, an increase of .02 percentage points from the fourth quarter of 2017, and an increase of .15 percentage points from the first quarter of 2017.(3)

•	Continued to drive strong traffic growth, with visitors to our website and mobile applications increasing by 28% over the first quarter of 2017.

•	Launched advertising campaign in 12 markets, including television, digital video, radio and outdoor media. The campaign is expected to run through May 2018.

•
Increased the percentage of home tours booked automatically with Redfin Book It Now software from 79% in the fourth quarter of 2017 to 83% in the first quarter of 2018. Book It Now gets homebuyers into homes faster and makes Redfin more efficient.

•
Added the Redfin “Hot Homes” feature to 46 Redfin markets, for a total of 61 markets nationwide. Hot Homes identifies which homes for sale are likely to sell quickly, which is useful for buyers in the fast-moving, competitive environment of most major housing markets today. Homes are deemed Hot when Redfin’s proprietary algorithm calculates that there is an 80% chance of that home having an accepted offer within two weeks of its debut.

•
Expanded Redfin Mortgage to Minnesota, Pennsylvania and Virginia, now serving homebuyers in a total of six states, with plans to launch in additional states in the coming months. Redfin Mortgage is part of the long-term vision of integrating lending with Redfin's existing brokerage and title businesses, ultimately leading to an entirely digital closing.

•
Introduced the Redfin 1% listing fee to home sellers across the San Francisco Bay Area, subject to a minimum of $5,500. Sellers typically pay their listing agent a commission of 2.5 to 3% of the home's sale price. With the Redfin 1% listing fee, sellers will save between $15,000 and $20,000 on a $1,000,000 home sale. The 1% listing fee does not include buyer's agent commission, which is typically 2 to 3% and paid by the seller.

•
Issued a comprehensive report comparing Redfin real estate agent pay to the pay of real estate agents at other brokerages. The study showed that Redfin agents earned more than double that of traditional agents in 2017, in addition to healthcare benefits, paid time off and parental leave. Employing and retaining the best real estate agents and paying them well is a major part of how Redfin will deliver the best real estate service to consumers.

•
Released gender pay data for Redfin employees across 10 job categories with at least two women and two men in each category. The data showed no major pay gap between women and men, in large part because the company tries to be rigorous about paying employees based on objective guidelines.

(1) Redfin Now is an experimental new service where we buy homes directly from homeowners and resell them to homebuyers. Revenue earned from selling homes previously purchased by Redfin Now is recorded at closing on a gross basis, representing the sales price of the home. For Redfin Now, cost of revenue includes the cost of homes such as the purchase price and capitalized improvements. There was no revenue from Redfin Now in any period prior to the three months ended June 30, 2017.

(2) "Adjusted net loss per diluted share" is a "non-GAAP financial measure" as defined by the Securities and Exchange Commission ("SEC"). A reconciliation of GAAP to non-GAAP financial measures is provided below in the tables included in this press release. An explanation of this measure is also included below under the heading "Non-GAAP Financial Measure".

(3) We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. home sales by the mean sale price of these sales, each as reported by the National Association of REALTORS®. We calculate our market share by aggregating the home value of real estate transactions conducted by our lead agents or our partner agents. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales.

Business Outlook
The following forward-looking statements reflect Redfin's expectations as of May 10, 2018, and are subject to substantial uncertainty.

For the second quarter of 2018 we expect:

•
Revenue between $134.8 million and $139.1 million, representing year-over-year growth between 29% and 33% compared to the second quarter of 2017. Redfin Now revenue between $5.2 million and $6.2 million is included in the guidance provided.

•
Net income between $(1.0) million and $1.5 million, compared to net income of $4.3 million in the second quarter of 2017. This guidance includes approximately $4.8 million of expected stock-based compensation and $2.0 million of expected depreciation and amortization.

Conference Call
Redfin will webcast a conference call to discuss the results at 1:30 p.m. Pacific Time today. The webcast will be open to the public at http://investors.redfin.com. The webcast will remain available on the investor relations website for at least three months following the conference call.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws, including statements regarding our future operating results included under the header Business Outlook. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Please see our filings with the SEC for more information on the risks and uncertainties that could cause actual results to differ materially from the forward-looking statements in this press release. These risks include, among other things: that we operate in a seasonal and cyclical industry and may be affected by industry downturns; that we have a history of losses; and that our business is concentrated in certain geographic markets. Moreover, we operate in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could impact the forward-looking statements in this press release. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measure
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have used a non-GAAP financial measure, specifically adjusted net loss per diluted share, in this press release. The presentation of this financial measure is not intended to be considered in isolation or as a substitute of, or superior to, financial information prepared and presented in accordance with GAAP.

We believe this non-GAAP financial measure enables comparison of financial results between periods where net loss per diluted share may vary independent of business performance. There are limitations associated with the use of non-GAAP financial measures as an analytical tool, in particular the adjustments to our GAAP financial measure reflect the exclusion of accretion expense, which is related to our redeemable convertible preferred stock that converted into common stock upon the completion of our IPO in August 2017. Included in weighted-average shares outstanding, basic and diluted, are shares of redeemable convertible preferred stock as if all such shares were converted to common stock on the first date of each period presented. This measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. A reconciliation of adjusted net loss per diluted share to net loss per diluted share has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

About Redfin
Redfin Corporation (www.redfin.com) is the technology-powered, residential real estate brokerage. Founded by software engineers, we run the country's #1 most-visited brokerage website and offer a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 80 markets throughout the United States. Our mission is to redefine real estate in the consumer’s favor. In a commission-driven industry, we put the customer first. We do this by pairing our own agents with our own technology to create a service that is faster, better, and costs less. Since our launch in 2006 through 2017, we have helped customers buy or sell more than 120,000 homes worth more than $60 billion.

Redfin-F

Contacts

Investor Relations
Elena Perron, 206-576-8610
ir@redfin.com

Public Relations
Jani Strand or Rachel Musiker, 206-588-6863
press@redfin.com

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017

Revenue	$79,893	$59,868
Cost of revenue(1)	74,197	53,492
Gross profit	5,696	6,376
Operating expenses:
Technology and development(1)	12,762	9,672
Marketing(1)	13,336	10,459
General and administrative(1)	16,772	14,367
Total operating expenses	42,870	34,498
Income (loss) from operations	(37,174)	(28,122)
Interest income and other income, net:
Interest income	577	43
Other income, net	158	13
Total interest income and other income, net	735	56
Net income (loss)	$(36,439)	$(28,066)
Accretion of redeemable convertible preferred stock	$—	$(24,770)
Net income (loss) attributable to common stock—basic and diluted	$(36,439)	$(52,836)
Net income (loss) per share attributable to common stock—basic and diluted	$(0.44)	$(3.58)
Weighted average shares used to compute net income (loss) per share attributable to common stock—basic and diluted	82,010,913	14,767,478

(1) Includes stock-based compensation as follows:

	Three Months Ended March 31,
	2018	2017

Cost of revenue	$1,300	$714
Technology and development	1,473	731
Marketing	119	119
General and administrative	1,304	1,117
Total	$4,196	$2,681

Redfin Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017

Assets:
Current assets:
Cash and cash equivalents	$190,773	$208,342
Restricted cash	11,124	4,316
Prepaid expenses	4,761	8,613
Accrued revenue, net	12,093	13,334
Other current assets	7,427	3,710
Loans held for sale	1,482	1,891
Total current assets	227,660	240,206
Property and equipment, net	22,879	22,318
Intangible assets, net	3,172	3,294
Goodwill	9,186	9,186
Other assets	7,053	6,951
Total assets:	269,950	281,955
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	2,929	1,901
Accrued liabilities	33,866	26,605
Other payables	10,876	4,068
Loan facility	1,357	2,016
Current portion of deferred rent	1,332	1,267
Total current liabilities	50,360	35,857
Deferred rent, net of current portion	10,335	10,668
Total liabilities	60,695	46,525
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock—par value $0.001 per share; 500,000,000 shares authorized; 82,672,592 and 81,468,891 shares issued and outstanding, respectively	83	81
Preferred stock—par value $0.001 per share; 10,000,000 shares authorized and no shares issued and outstanding	—	—
Additional paid-in capital	374,614	364,352
Accumulated deficit	(165,442)	(129,003)
Total stockholders’ equity	209,255	235,430
Total liabilities and stockholders’ equity:	$269,950	$281,955

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2018	2017

Operating activities
Net loss	$(36,439)	$(28,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,003	1,905
Stock-based compensation	4,196	2,681
Change in assets and liabilities:
Prepaid expenses	3,852	1,086
Accrued revenue	1,241	(1,650)
Other current assets	(3,661)	(1,582)
Other long-term assets	(103)	384
Accounts payable	1,029	(2,912)
Accrued liabilities	7,248	5,839
Deferred lease liability	(268)	501
Origination of loans held for sale	(9,477)	—
Proceeds from sale of loans originated as held for sale	9,887	—
Net cash used in operating activities	(20,492)	(21,814)
Investing activities
Maturities and sales of short-term investments	—	1,251
Purchases of short-term investments	—	(1,252)
Purchases of property and equipment	(2,305)	(4,781)
Net cash used in investing activities	(2,305)	(4,782)
Financing activities
Proceeds from exercise of stock options	5,946	551
Tax payment related to net share settlements on restricted stock units	(59)	—
Payment of initial public offering costs	—	(1,579)
Borrowings from warehouse credit facilities	9,265	—
Repayments of warehouse credit facilities	(9,924)	—
Other payables - customer escrow deposits related to title services	6,808	4,651
Net cash provided by financing activities	12,036	3,623
Net change in cash and cash equivalents, and restricted cash	(10,761)	(22,973)
Cash, cash equivalents, and restricted cash:
Beginning of period	212,658	67,845
End of period	$201,897	$44,872
Supplemental disclosure of non-cash investing and financing activities
Accretion of redeemable convertible preferred stock	$—	$(24,770)
Stock-based compensation capitalized in property and equipment	$(124)	$(74)
Initial public offering cost accruals	$—	$(190)
Property and equipment additions in accounts payable and accrued expenses	$(55)	$(37)
Leasehold improvements paid directly by lessor	$—	$(104)
Cash-in-transit for exercised stock options	$(56)	$—

Redfin Corporation and Subsidiaries
Supplemental Financial Information and Business Metrics
(unaudited)

	Three Months Ended
	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016

Monthly average visitors (in thousands)	25,820	21,377	24,518	24,400	20,162	16,058	17,795	17,021	13,987
Real estate transactions:
Brokerage	7,285	8,598	10,527	10,221	5,692	6,432	7,934	7,497	4,005
Partner	2,237	2,739	3,101	2,874	2,041	2,281	2,663	2,602	1,936
Total	9,522	11,337	13,628	13,095	7,733	8,713	10,597	10,099	5,941

Real estate revenue per real estate transaction:
Brokerage	$9,628	$9,659	$9,289	$9,301	$9,570	$9,428	$9,333	$9,524	$9,485
Partner	2,137	2,056	1,960	1,945	1,911	1,991	1,932	1,633	1,224
Aggregate	$7,869	$7,822	$7,621	$7,687	$7,548	$7,481	$7,474	$7,491	$6,793

Aggregate home value of real estate transactions (in millions)	$4,424	$5,350	$6,341	$6,119	$3,470	$4,018	$4,898	$4,684	$2,599
U.S. market share by value	0.73%	0.71%	0.71%	0.64%	0.58%	0.56%	0.57%	0.53%	0.48%
Revenue from top-10 Redfin markets as a percentage of real estate revenue	66%	69%	69%	69%	68%	71%	72%	74%	71%
Average number of lead agents	1,327	1,118	1,028	1,010	935	796	756	756	743

Redfin Corporation and Subsidiaries
Supplemental Financial Information
(in thousands, unaudited)

	Three Months Ended March 31,
	2018	2017

Revenue by segment:
Brokerage revenue	$70,143	$54,471
Partner revenue	4,781	3,900
Total real estate revenue	74,924	58,371
Other revenue	4,969	1,496
Total revenue	$79,893	$59,867

Cost of revenue by segment:
Real estate cost of revenue	$68,164	$51,156
Other cost of revenue	6,033	2,336
Total cost of revenue	$74,197	$53,492

Gross profit by segment:
Real estate gross profit	$6,760	$7,216
Other gross profit	(1,064)	(840)
Total gross profit	$5,696	$6,376

Redfin Corporation and Subsidiaries
Reconciliation of GAAP to non-GAAP Financial Measures
(in thousands, except share and per share amounts, unaudited)

	Three Months Ended March 31,
	2018*	2017

Net loss attributable to common stock, as reported	$(36,439)	$(52,836)
Adjustments:
Add-back: Accretion of redeemable convertible preferred stock	—	24,770
Net loss attributable to common stock, adjusted	$(36,439)	$(28,066)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.44)	$(0.40)
Weighted-average shares used to compute non-GAAP adjusted net loss per share — basic and diluted	82,010,913	70,189,480

Reconciliation of weighted-average shares used to compute net loss per share attributable to common stockholders, from GAAP to non-GAAP —basic and diluted:

Weighted-average shares used to compute GAAP net loss per share attributable to common stockholders — basic and diluted	82,010,913	14,767,478
Conversion of redeemable convertible preferred stock as of beginning of period presented	—	55,422,002
Weighted-average shares used to compute non-GAAP adjusted net loss per share — basic and diluted	82,010,913	70,189,480

* All amounts for 2018 are presented on a GAAP basis and included for comparative purposes.